Exhibit 99.1

Kayne Anderson MLP Investment Company Completes Private Placement of Senior Notes and Preferred Stock

HOUSTON--(BUSINESS WIRE)--November 10, 2010--Kayne Anderson MLP Investment Company (the “Company”) (NYSE: KYN) announced today that it has completed a private placement with institutional investors of $140 million of senior unsecured notes (the “Senior Notes”) and $50 million of mandatory redeemable preferred stock (the “MRPS”).

Net proceeds from the offerings will be used to repay borrowings under the Company’s revolving credit facility, to make new portfolio investments and for general corporate purposes.

The table below sets forth the key terms of each series of the Senior Notes and the MRPS:

Security	Amount ($ in millions)	Rate	Maturity
Senior Notes
Series Q	$15	3.23%	11/9/2015
Series R	25	3.73%	11/9/2017
Series S	60	4.40%	11/9/2020
Series T	40	4.50%	11/9/2022
Total	$140

Mandatory Redeemable Preferred Stock
Series B	$8	4.53%	11/9/2017
Series C	42	5.20%	11/9/2020
Total	$50

Neither the Senior Notes nor the MRPS will be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Kayne Anderson MLP Investment Company is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, whose common stock is traded on the NYSE. The Company's investment objective is to obtain a high after-tax total return by investing at least 85% of its total assets in energy-related master limited partnerships and their affiliates, and in other companies that, as their principal business, operate assets used in the gathering, transporting, processing, storing, refining, distributing, mining or marketing of natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statements. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; MLP industry risk; leverage risk; valuation risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

CONTACT:
KA Fund Advisors, LLC
Monique Vo, 877-657-3863
http://www.kaynefunds.com